Exhibit 99.1

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Investor and Media Relations

Susan W. Specht Director, Corporate Communications (206) 442-6592	Michael Fitzpatrick Associate Director, Corporate Communications (206) 442-6702

FOR IMMEDIATE RELEASE

ZymoGenetics Secures Worldwide Rights to IL-21

- Ex-North American rights licensed from Novo Nordisk A/S -

Seattle, January 28, 2009- ZymoGenetics, Inc. (NASDAQ: ZGEN) announced today the acquisition of ex-North American rights to Interleukin 21 (IL-21) from Novo Nordisk A/S, resulting in ZymoGenetics owning worldwide rights to IL-21. Novo Nordisk previously announced that they had reached a corporate decision to exit the oncology therapeutic area, resulting in the suspension of all ongoing oncology programs.

“Securing rest of world IL-21 rights supports our strategy of seeking a global partner for this oncology asset, and we’re pleased to have accomplished this without near-term cash outlays,” said Heather Franklin, Senior Vice President, Business Development. “In the first half of this year, we plan to present Phase 2 results in renal cell carcinoma and metastatic melanoma, which we believe will heighten partnering interest among oncology-focused companies.”

Under the terms of the arrangement, Novo Nordisk A/S agreed to license rest of world (ex-North American) development and commercialization rights for IL-21 to ZymoGenetics in exchange for potential regulatory approval milestones and royalties related to the ex-North American territory. In addition, upon licensing worldwide rights for IL-21 to a third party, Novo Nordisk A/S would receive a portion of related licensing fees if a certain threshold level were exceeded.

About IL-21

IL-21 has potent biological activity in regulating key classes of immune cells, including cytotoxic T cells and natural killer cells. These cell types play key roles in surveillance of the body to eliminate malignant and infected cells. Based upon the ability of IL-21 to inhibit tumor growth in a number of preclinical models, ZymoGenetics is developing IL-21 for the treatment of cancer, initially in renal cell carcinoma and metastatic melanoma.

About ZymoGenetics

ZymoGenetics discovers and develops novel protein therapeutics that are based on the company’s research and biological insights into key disease pathways. The Company developed and markets RECOTHROM® Thrombin, topical (Recombinant). Other product candidates span a wide array of clinical opportunities that include cancer, autoimmune and viral diseases. ZymoGenetics intends to commercialize product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics’ actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven preclinical and clinical development and results, strategic partnering, including efforts by and results of collaborations, regulatory oversight and approvals, product sales and marketing abilities, discovery strategy, intellectual property claims and litigation and other risks detailed in the company’s public filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

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